                                                                    EXHIBIT 99.1

                                                NEW RELEASE

[LOGO INTERMEDIA COMMUNICATIONS]

3625 Queens, Palm Drive                     CONTACT: Robert M. Manning
Tampa, Florida 33019                                 Chief Financial Officer
(813) 829-0011                                       813/829-2403
http://www.icix,net                                            Or
Fax: (813) 829-2913                                  Chris Brown
                                                     Senior Vice President of
                                                     Investor Relations
                                                     813/829-2408


                   INTERMEDIA COMMUNICATIONS INC. ANNOUNCES
                        PRIVATE OFFERINGS OF SECURITIES

     TAMPA, FL (June 24, 1997)--Intermedia Communications Inc., (ICI-- Nasdaq/NM:ICIX), a rapidly growing provider of integrated telecommunications services, today announced that it is commencing two concurrent private offerings of its securities. The offerings are expected to be resold by the initial purchasers pursuant to Rule 144A under the Securities Act of 1933, as amended.

     Intermedia will be offering $300 million (gross proceeds) of Senior Discount Notes and $100 million of Convertible Preferred Stock. The net proceeds from these offerings will be used to retire or defease Intermedia's outstanding 13-1/2% Senior Notes due 2005, to fund the continued implementation of the Company's business plan, and for general corporate purposes.

     The Senior Discount Notes and Convertible Preferred Stock to be sold in the foregoing offerings will not and have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws, and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registraton requirements of such laws.

     Intermedia Communications is one of the nation's fastest growing telecommunications companies, offering an integrated package of local, long distance, voice, data and Internet services to business and government customers in the eastern U.S. Intermedia is headquartered in Tampa, Florida, with sales offices in over 20 cities throughout the East. Intermedia stock is traded on the Nasdaq Stock Market's National Market under the symbol ICIX. For information about Intermedia's services or other corporate data, visit Intermedia's site on the World Wide Web at http://www.icix.net.

                                     # # #